EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2008, accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Bankrate Inc. and its subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the registration statement (No. 333-87955, effective March 27, 2007) on Form S-8 of Bankrate, Inc.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

March 17, 2008